EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Claims Evaluation, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-147442, No. 333-39071 and No. 333-136319) on Form S-8 of American Claims Evaluation, Inc. and subsidiary of our report dated June 24, 2008 on the consolidated balance sheet of American Claims Evaluation, Inc. and subsidiary as of March 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, which report appears in this March 31, 2008 Annual Report on Form 10-KSB of American Claims Evaluation, Inc.

/s/ Holtz Rubenstein Reminick LLP
Melville, New York June 24, 2008